Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Record Second Quarter Results
Increases 2015 Adjusted Earnings Outlook Range to $5.70 to $6.00 Per Share
Dallas, July 16, 2015: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported record second quarter 2015 adjusted earnings per share of $1.58 versus $1.47 in the prior year quarter and $1.72 in the prior quarter.
Second quarter 2015 financial highlights:

•	Continued alignment of two complementary value drivers - Materials Solutions and the Acetyl Chain: Appointed presidents to drive value creation across core businesses

•	Achieved record second quarter adjusted earnings of $1.58 per share, 7 percent higher than the prior year quarter and 8 percent lower than the prior quarter

•	Delivered record second quarter adjusted free cash flow of $176 million driven by strong earnings and working capital management

•	Generated adjusted EBIT margin of 22.0 percent, 340 basis points higher than the prior year quarter and 210 points below the prior quarter

•	Achieved GAAP earnings of $1.34 per share compared to $1.66 per share in the prior year quarter and $1.53 per share in the prior quarter

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
	(unaudited)
	(In $ millions)
Net Sales
Advanced Engineered Materials	346	343	389
Consumer Specialties	249	227	289
Total Materials Solutions	595	570	678
Industrial Specialties	287	282	333
Acetyl Intermediates	707	713	901
Eliminations	(83)	(87)	(113)
Total Acetyl Chain	911	908	1,121
Other Activities	—	—	—
Intersegment eliminations	(29)	(28)	(30)
Total	1,477	1,450	1,769

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss) Attributable to Celanese Corporation(1)
Advanced Engineered Materials	67	59	56
Consumer Specialties	77	62	80
Total Materials Solutions	144	121	136
Industrial Specialties	28	29	24
Acetyl Intermediates	58	133	143
Total Acetyl Chain	86	162	167
Other Activities	(38)	(24)	(43)
Total	192	259	260
Net earnings (loss)	201	234	258
Adjusted EBIT / Total segment income(1)	325	350	329
Operating EBITDA(1)	391	417	401
Diluted EPS - continuing operations	$1.34	$1.53	$1.66
Diluted EPS - total	$1.33	$1.53	$1.66
Adjusted EPS(1)	$1.58	$1.72	$1.47
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

"I am pleased to report record second quarter adjusted earnings of $1.58 per share, 7 percent higher than the prior year and 8 percent lower than the prior quarter. Segment income margin was 22 percent, 340 basis points higher than the prior year on higher margin in Materials Solutions and consistent margin in the Acetyl Chain along with productivity initiatives. Segment income margin declined by 210 basis points sequentially as higher margin in Materials Solutions was offset by lower margin in the Acetyl Chain due to higher raw material costs. Adjusted free cash flow was also a second quarter record at $176 million on strong earnings and working capital management," said Mark Rohr, chairman and chief executive officer.
"We continue to align along two complementary value drivers - Materials Solutions and the Acetyl Chain - in order to maximize value creation across the company. During the quarter, we appointed Scott Sutton as President of Materials Solutions and Pat Quarles as President of the Acetyl Chain. We believe this core alignment under these two proven leaders will drive clarity and focus in our operating and commercial model yielding value to our employees, customers and shareholders," said Rohr.
Second Quarter Business Segment Overview

Materials Solutions
Core income in Materials Solutions was $207 million on net sales of $595 million. Core income margin was 34.8%, up 520 basis points year-over-year and 40 basis points sequentially.
Advanced Engineered Materials
In the second quarter, Advanced Engineered Materials generated segment income of $102 million on net sales of $346 million. Segment income margin was 29.5 percent, 530 basis points higher than the prior year and 80 basis points lower than the previous quarter. Earnings in the base engineered materials business, excluding affiliates, were a record at $71 million and mostly offset $12 million lower sequential earnings from affiliates primarily driven by lower MTBE pricing. Volume grew 2 percent sequentially, mainly driven by industrial applications globally, consumer applications in Asia and electronics applications in Europe. The business continues to grow faster than auto industry build rates, increasing content per vehicle sequentially, primarily in the Asia region. Price was consistent sequentially. Success in this business continues to be driven by our ability to work closely with customers and develop innovative solutions that leverage our broad and differentiated polymer portfolio. During the quarter, the business completed and launched over 200 projects, including both new products and new applications.
Consumer Specialties
Consumer Specialties' second quarter segment income increased $13 million sequentially to $105 million on $249 million of net sales. Segment income margin was 42.2 percent, a 520 basis point increase from the prior year quarter and 170 basis points higher than the prior quarter. Volume increased 11 percent sequentially due to less sequential customer destocking activity in the quarter. Price declined 1 percent on geographic product mix and a legacy flake contract. Dividends from the cellulose derivatives ventures were $26 million.

Acetyl Chain
Core income in the Acetyl Chain was $137 million on net sales of $911 million. Core income margin was 15.0 percent, consistent with the prior year and 340 basis points below the prior quarter. Lower sequential margin was driven by significantly higher ethylene costs due to temporarily tight industry conditions in Europe and Asia as well as sequential softness in demand in China. Acetyl Chain volume increased 2 percent sequentially, mainly due to 6 percent volume growth in emulsion polymers on normal seasonal patterns in paints and coatings in Europe and Asia which helped offset lower demand in China for acetic acid and its derivatives. Price declined 1 percent sequentially mainly due to lower pricing in emulsion polymers driven by lower raw material costs, primarily VAM in Europe. The ability to deliver consistent margin in the Acetyl Chain on a year-over-year basis reflects the core's unique commercial flexibility to derive value across the entire acetyl industry chain and respond to prevailing industry conditions.
Cash Flow
The company generated operating cash flow of $283 million and adjusted free cash flow of $176 million in the second quarter, which were both second quarter records, driven by strong earnings and disciplined working capital management. Net capital expenditures were $90 million in the quarter. Cash on hand increased $137 million from the prior quarter to $988 million. The company ended the quarter with the lowest net debt in its history at $1.7 billion, $126 million lower than at March 31, 2015.
Outlook
"As we look to the remainder of 2015, we are confident in our ability to drive unique value in both of our cores despite year-over-year currency headwinds and the recent stress in the global macroeconomic environment, primarily due to the recent uncertainty in China. Our focus on execution and productivity, as well as our agility to match market needs, allows us to increase our 2015 adjusted earnings outlook range to $5.70 to $6.00 per share," said Rohr.
The company's earnings presentation and prepared remarks related to the second quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on July 16, 2015. Information previously included in supplemental tables to our press release is now included in a separate Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See "Reconciliation of Non-US GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,400 employees worldwide and had 2014 net sales of $6.8 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Presentation
This release presents the company’s business segments in two subtotals, the Acetyl Chain and Materials Solutions, based on similarities among customers, business models and technical processes. The Acetyl Chain includes the company’s Acetyl Intermediates segment and the Industrial Specialties segment. Materials Solutions includes the company’s Advanced Engineered Materials segment and the Consumer Specialties segment. For comparative purposes, the historical financial information included herein has been presented to reflect the Acetyl Chain and Materials Solutions subtotals. There has been no change to the composition of the company’s business segments.
Non-GAAP Financial Measures
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for certain items and amounts attributable to noncontrolling interests ("NCI"). Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT by core may also be referred to by management as core income.

•
Operating EBITDA is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for certain items and amounts attributable to NCI. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses and amounts attributable to NCI, divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We also reflect the impact of foreign tax credits when utilized for the adjusted earnings per share tax rate. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Adjusted free cash flow is defined by the Company as cash flow from operations less other productive asset purchases, operating cash flow from discontinued operations and certain cash flow adjustments, including amounts attributable to NCI and capital contributions from outside stockholders of the Company's consolidated ventures.

•	Net debt is defined by the Company as total debt less cash and cash equivalents, adjusted for amounts attributable to NCI.
Reconciliation of Non-US GAAP Financial Measures

Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about July 16, 2015 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
	(In $ millions, except share and per share data)
Net sales	1,477	1,450	1,769
Cost of sales	(1,102)	(1,069)	(1,361)
Gross profit	375	381	408
Selling, general and administrative expenses	(106)	(98)	(119)
Amortization of intangible assets	(3)	(3)	(5)
Research and development expenses	(59)	(20)	(24)
Other (charges) gains, net	(10)	(5)	2
Foreign exchange gain (loss), net	(3)	3	(1)
Gain (loss) on disposition of businesses and asset, net	(6)	(1)	(2)
Operating profit (loss)	188	257	259
Equity in net earnings (loss) of affiliates	40	48	101
Interest expense	(30)	(27)	(40)
Refinancing expense	—	—	—
Interest income	1	—	2
Dividend income - cost investments	26	28	29
Other income (expense), net	2	—	1
Earnings (loss) from continuing operations before tax	227	306	352
Income tax (provision) benefit	(24)	(72)	(94)
Earnings (loss) from continuing operations	203	234	258
Earnings (loss) from operation of discontinued operations	(3)	—	(1)
Income tax (provision) benefit from discontinued operations	1	—	1
Earnings (loss) from discontinued operations	(2)	—	—
Net earnings (loss)	201	234	258
Net (earnings) loss attributable to noncontrolling interests	4	2	1
Net earnings (loss) attributable to Celanese Corporation	205	236	259
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	207	236	259
Earnings (loss) from discontinued operations	(2)	—	—
Net earnings (loss)	205	236	259
Earnings (loss) per common share - basic
Continuing operations	1.35	1.54	1.66
Discontinued operations	(0.01)	—	—
Net earnings (loss) - basic	1.34	1.54	1.66
Earnings (loss) per common share - diluted
Continuing operations	1.34	1.53	1.66
Discontinued operations	(0.01)	—	—
Net earnings (loss) - diluted	1.33	1.53	1.66
Weighted average shares (in millions)
Basic	153.5	153.2	155.8
Diluted	154.0	153.9	156.1

Consolidated Balance Sheets - Unaudited

	As of June 30, 2015	As of December 31, 2014
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	988	780
Trade receivables - third party and affiliates, net	873	801
Non-trade receivables, net	226	241
Inventories	762	782
Deferred income taxes	15	29
Marketable securities, at fair value	29	32
Other assets	30	33
Total current assets	2,923	2,698
Investments in affiliates	821	876
Property, plant and equipment, net	3,771	3,733
Deferred income taxes	260	253
Other assets	372	377
Goodwill	716	749
Intangible assets, net	125	132
Total assets	8,988	8,818
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	123	137
Trade payables - third party and affiliates	736	757
Other liabilities	298	432
Deferred income taxes	6	7
Income taxes payable	105	5
Total current liabilities	1,268	1,338
Long-term debt	2,552	2,608
Deferred income taxes	127	141
Uncertain tax positions	164	159
Benefit obligations	1,130	1,211
Other liabilities	262	283
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(611)	(611)
Additional paid-in capital	120	103
Retained earnings	3,848	3,491
Accumulated other comprehensive income (loss), net	(281)	(165)
Total Celanese Corporation stockholders' equity	3,076	2,818
Noncontrolling interests	409	260
Total equity	3,485	3,078
Total liabilities and equity	8,988	8,818